Exhibit 99.1

Contact:
	David Gryska	Tim Smith
	Sr. Vice President and	Director
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9951
CELGENE REPORTS RECORD FIRST QUARTER 2010 OPERATING AND FINANCIAL RESULTS
• Record First Quarter Results Driven By Gains in Market Share and Duration of Therapy Across Global Markets
• REVLIMID® First Quarter Global Net Product Sales Increased 46% Y/Y
• VIDAZA® First Quarter Global Net Product Sales Increased 60% Y/Y
• Non-GAAP Diluted Earnings Per Share Increased 43% Y/Y
2010 First Quarter Financial Results Year-Over-Year
•	Non-GAAP Total Revenue Increased 31 Percent to $789 Million; GAAP Total Revenue $791 Million
•	Global REVLIMID Net Product Sales Increased 46 Percent to $530 Million
•	Global VIDAZA Net Product Sales Increased 60 Percent to $120 Million
•	Global THALOMID® Net Product Sales of $104 Million
•	Non-GAAP Operating Income Increased 65 Percent to $359 Million; GAAP Operating Income $270 Million
•	Non-GAAP Net Income Increased 44 Percent to $295 Million; GAAP Net Income $234 Million
•	Non-GAAP Diluted Earnings Per Share Increased 43 Percent to $0.63; GAAP Diluted Earnings Per Share $0.50
2010 Financial Outlook Update
•	Total Revenue Expected to Increase Approximately 25 Percent Year-Over-Year to a Range of $3.3 to $3.4 Billion, Up From a Previous Range of $3.2 to $3.3 Billion
•	REVLIMID Net Product Sales Anticipated to Increase Approximately 30 Percent Year-Over-Year to a Range of $2.2 to $2.3 Billion, Up From a Previous Range of $2.1 to $2.2 Billion
•	Non-GAAP Diluted Earnings Per Share Expected to Increase Approximately 25 Percent Year-Over-Year to a Range of $2.60 to $2.65, Up From a Previous Range of $2.55 to $2.60

Recent Developments and Highlights
•	Senior Management Succession Plan Announced
•	Approximately 50 Abstracts to be Presented at The American Society of Clinical Oncology (ASCO) Meeting Evaluating Celgene Products Including REVLIMID®, VIDAZA®, THALOMID®, ISTODAX®, Pomalidomide and Amrubicin
•	Highlighted Value of Celgene’s Innovative Research and Development Portfolio at Research and Development Day
•	Completed Acquisition of Gloucester Pharmaceuticals and Initiated U.S. Commercial Launch of ISTODAX, a Novel HDAC Inhibitor for the Treatment of Cutaneous T-Cell Lymphoma
•	Formed Strategic Research Collaboration With Agios Pharmaceuticals, Inc. Focused on Targeting Cancer Metabolism
•	Primary Endpoint Met in Intergroupe Francophone du Myelome (IFM) Phase III Study (IFM 2005-02) Evaluating Treatment with Continuous REVLIMID in Patients with Multiple Myeloma Following Autologous Stem Cell Transplant
•	Initiated MDS-005 Phase III Trial Evaluating REVLIMID in Low/Int-1 non-del5q Myelodysplastic Syndromes
•	Phase I Study of PDA-001, Celgene Cellular Therapeutics’ Immunomodulatory Therapy, Met Primary Endpoint of Safety and Demonstrated Encouraging Clinical Benefit
2010 Selected Corporate Objectives
•	Expand Celgene Product Approvals, Reimbursements and Global Market Share
•	Submit REVLIMID Newly Diagnosed Multiple Myeloma (NDMM) Regulatory Filings with European Medicines Agency and Food and Drug Administration
•	Gain Marketing Approval and Launch REVLIMID in Japan for Multiple Myeloma
•	Complete Enrollment of MM-020, a Phase III Trial (n=1590) Evaluating REVLIMID and Low-Dose Dexamethasone Versus Melphalan, Prednisone and Thalidomide in NDMM
•	REVLIMID Data from IFM 2005-02, CALGB-100104, and MM-015 Trials to be Presented at Major Medical Meetings
•	Complete U.S. Pivotal Study of ISTODAX in Peripheral T-Cell Lymphoma and Advance Regulatory Strategies
•	Advance More Than 20 Phase III and Pivotal Clinical Trials and 16 Preclinical Programs Addressing More Than 25 Serious and Debilitating Diseases
•	Initiate Apremilast Phase III Studies in Moderate-To-Severe Psoriasis and Psoriatic Arthritis, and Phase II Study in Rheumatoid Arthritis
•	Initiate Pomalidomide Phase III Studies in Multiple Myeloma and Myelofibrosis
•	Complete Amrubicin Phase III Trial in Patients With Small Cell Lung Cancer
•	Initiate DLC-001, A Phase II/III Study of REVLIMID in Patients With Diffuse Large B-Cell Lymphoma
•	Initiate Multiple Phase II Trials for PDA-001 Cellular Therapy
•	Initiate Phase II Trial for JNK CC-930 in Idiopathic Pulmonary Fibrosis and Discoid Lupus Erythematosus
•	Initiate Phase I Trial of TORKi (mTOR Kinase Inhibitor) CC-223
SUMMIT, NJ — (April 29, 2010) — Celgene Corporation (NASDAQ: CELG) announced non-GAAP (Generally Accepted Accounting Principles) net income of $294.6 million, or non-GAAP diluted earnings per share of $0.63 for the quarter ended March 31, 2010. Non-GAAP net income for the first quarter of 2009 was $205.1 million or non-GAAP diluted earnings per share of $0.44. Based on U.S. GAAP, Celgene reported net income of $234.4 million, or diluted earnings per share of $0.50 for the quarter ended March 31, 2010. GAAP net income for the first quarter of 2009 was $162.9 million, or diluted earnings per share of $0.35.
“Our exceptional first quarter operating results represent the collective efforts of our Celgene team worldwide as we not only continue our global expansion, but also continue our efforts to discover and deliver new therapies,” said Chairman and Chief Executive Officer Sol J. Barer, Ph.D. “To this end we highlighted the next generations of Celgene therapies at our recent R&D day and we are aggressively investing in this pipeline to ensure sustainable growth.”

Product Sales Performance
Non-GAAP total revenue was a record $788.9 million for the quarter ended March 31, 2010, an increase of 31 percent from 2009. GAAP total revenue was $791.3 million for the quarter ended March 31, 2010. The increase in total revenue was driven by global market share gains and increased duration of therapy of REVLIMID®. Net sales of REVLIMID were $530.5 million, an increase of 46 percent over the same period in 2009. Global THALOMID® (inclusive of Thalidomide Celgene™ and Thalidomide Pharmion™) and VIDAZA® net sales were $104.0 million and $120.3 million, respectively. Revenue from Focalin® and the Ritalin® family of drugs totaled $29.7 million for the first quarter of 2010 compared to $27.0 million over the same period in 2009.
Healthcare Reform Legislation
Recently passed U.S. healthcare reform legislation negatively impacted first quarter 2010 revenues by approximately $4 million. The full year 2010 revenue impact is expected to be approximately $35-$40 million. The primary components of the legislation that are expected to impact the Company’s business during 2010 include an increase in the Medicaid rebate from 15.1% to 23.1% and an extension of that rebate to Medicaid Managed Care Organizations.
Research and Development
For the first quarter of 2010, non-GAAP R&D expenses, which exclude share-based employee compensation expense, were $185.5 million compared to $166.5 million for the first quarter of 2009. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for REVLIMID, pomalidomide and other IMiDs® compounds; VIDAZA; ISTODAX®; amrubicin, our lead compound for small cell lung cancer; apremilast and our oral anti-inflammatory compounds; our kinase inhibitor programs; our activin inhibitor program with ACE-011; and cellular therapy programs. On a GAAP basis, R&D expenses were $204.7 million for the first quarter of 2010 and $181.2 million in the same period in 2009.
Selling, General, and Administrative
Non-GAAP selling, general and administrative expenses, which exclude share-based employee compensation expense, were $188.0 million for the first quarter of 2010 compared to $156.6 million for the first quarter of 2009. The increase was primarily due to marketing and sales expenses related to product launch activities of VIDAZA® in Europe and the continued expansion of our international commercial activities. On a GAAP basis, selling, general and administrative expenses were $208.0 million for the first quarter of 2010 and $173.4 million in the same period in 2009.
Interest and Other Income, Net
For the quarter ended March 31, 2010, interest and other income, net, decreased to $17.4 million compared to $49.6 million in the same period in 2009. The decrease was primarily due to reduced net hedging and foreign currency revaluation gains.

Cash, Cash Equivalents, and Marketable Securities
Celgene reported $2.954 billion in cash, cash equivalents, and marketable securities as of March 31, 2010.
Non-GAAP Financial Information
See the attached Reconciliation of GAAP to Non-GAAP Net Income for an explanation of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month periods ended March 31, 2010 and 2009. See the attached Reconciliation of Full-Year 2010 Projected GAAP to Non-GAAP Net Income for an explanation of the amounts excluded and included to arrive at projected non-GAAP net income and non-GAAP earnings per share amounts for the year ending December 31, 2010. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Conference Call and Webcast Information
Celgene will host a conference call to discuss the results and achievements of its first quarter 2010 and its operating and financial performance on April 29, 2010, at 9 a.m. EST. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon April 29, 2010, until midnight EST May 6, 2010. To access the replay, in the U.S. dial 800-642-1687; outside the U.S. dial 706-645-9291; and enter reservation number 60959184. The Company’s second quarter 2010 financial and operational results will be reported in late July.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net product sales	$759,411	$576,232
Collaborative agreements and other revenue	2,380	2,244
Royalty revenue	29,463	26,577

Total revenue	791,254	605,053

Cost of goods sold (excluding amortization of acquired intangible assets)	61,915	64,299
Research and development	204,657	181,248
Selling, general and administrative	207,978	173,440
Amortization of acquired intangible assets	41,593	23,625
Acquisition related charges	4,862	—

Total costs and expenses	521,005	442,612

Operating income	270,249	162,441

Equity in (gains) losses of affiliated companies	(741)	771
Interest and other income, net	17,369	49,599

Income before income taxes	288,359	211,269

Income tax provision	53,917	48,386

Net income	$234,442	$162,883

Net income per common share:
Basic	$0.51	$0.35
Diluted	$0.50	$0.35

Weighted average shares — basic	459,914	459,583

Weighted average shares — diluted	467,655	468,105

	March 31,	December 31,
	2010	2009
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,953,950	$2,996,752
Total assets	5,985,623	5,389,311
Stockholders’ equity	4,764,406	4,394,606

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except per share data)

		Three Months Ended
		March 31,
		2010	2009

Net income — GAAP		$234,442	$162,883

Before tax adjustments:
Net product sales:
Pharmion products to be divested	(1)	(2,374)	(3,951)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(2)	1,520	971
Pharmion inventory step-up	(3)	—	354
Pharmion products to be divested	(1)	4,286	2,267

Research and development:
Share-based compensation expense	(2)	19,129	14,699

Selling, general and administrative:
Share-based compensation expense	(2)	19,931	16,854

Amortization of acquired intangible assets:
Pharmion	(4)	39,937	23,625
Gloucester	(4)	1,656	—

Acquisition related charges — Gloucester	(5)	4,862	—

Equity in losses of affiliated companies — EntreMed	(6)	385	338

Net income tax adjustments	(7)	(29,213)	(12,892)

Net income — non-GAAP		$294,561	$205,148

Net income per common share -non-GAAP:
Basic		$0.64	$0.45
Diluted		$0.63	$0.44
Explanation of adjustments:

(1)	Exclude sales and costs related to former non-core Pharmion Corp., or Pharmion, products to be divested.

(2)	Exclude share-based compensation expense for the first quarter totaling $40,580 in 2010 and $32,524 in 2009. The after tax net impact reduced GAAP net income for the first quarter by $31,373, or $0.07 per diluted share in 2010 and $25,147, or $0.05 per diluted share in 2009.

(3)	Exclude acquisition-related Pharmion inventory step-up adjustment to fair value expensed during the period.

(4)	Exclude amortization of acquired intangible assets from the acquisitions of Pharmion and Gloucester Pharmaceuticals, Inc., or Gloucester.

(5)	Exclude the accretion of contingent liabilities related to the acquisition of Gloucester.

(6)	Exclude the Company’s share of equity losses in EntreMed, Inc.

(7)	Net income tax adjustments reflects the estimated tax effect of the above adjustments.

Celgene Corporation and Subsidiaries
Reconciliation of Full-Year 2010 Projected GAAP to Non-GAAP Net Income
(In thousands, except per share data)

	Range
	Low	High

Projected net income — GAAP	$834,000	$868,000

Before tax adjustments:

Share-based compensation expense	175,000	168,000

Amortization of acquired intangible assets:
Pharmion	160,000	160,000
Gloucester	22,000	22,000

Upfront collaboration payments	125,000	120,000

Acquisition related charges — Gloucester	23,000	23,000

Pharmion products to be divested	(7,000)	(7,000)

Net income tax adjustments	(113,000)	(111,000)

Projected net income — non-GAAP	$1,219,000	$1,243,000

Projected net income per diluted common share — GAAP	$1.78	$1.85

Projected net income per diluted common share — non-GAAP	$2.60	$2.65

Projected weighted average diluted shares	469,000	469,000